UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934.

(Amendment No.     )

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DIGITAL MUSIC GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGITAL MUSIC GROUP, INC.

2151 River Plaza Drive, Suite 200

Sacramento, California 95833

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2007

To Our Stockholders:

On June 5, 2007, Digital Music Group, Inc. will hold its 2007 Annual Meeting of Stockholders at the Holiday Inn Capitol Plaza, 300 J Street, Sacramento, California 95814. The meeting will begin at 10:00 a.m., Pacific Time, for the following purposes:

1.	To elect the Board of Directors.

2.	To ratify the appointment of our independent registered public accountants for fiscal year 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders who owned stock at the close of business on April 24, 2007 will be entitled to notice of, and to vote at, this meeting or any adjournments that may take place. For a period of at least ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 2151 River Plaza Drive, Suite 200, Sacramento, California 95833.

Your vote is important. Whether or not you expect to attend the meeting in person, you are urged to sign, date, and return the enclosed proxy card at your earliest convenience to ensure the presence of a quorum at the annual meeting. If you send in your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Your Board of Directors recommends that you vote in favor of the two proposals outlined in the Proxy Statement. Please refer to the Proxy Statement for detailed information on each of the proposals.

By Order of the Board of Directors,

Karen B. Davis
Corporate Secretary

Sacramento, California

April 27, 2007

PROXY STATEMENT

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Digital Music Group, Inc., a Delaware corporation (the “Company”), for use at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on June 5, 2007 at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Holiday Inn Capitol Plaza, 300 J Street, Sacramento, California 95814.

The Company’s complete mailing address is 2151 River Plaza Drive, Suite 200, Sacramento, California 95833, and its telephone number is (916) 239-6010. U.S. Stock Transfer Corporation, which is assisting with the mechanics of the return of the proxies, may be contacted at (818) 502-1404.

These proxy solicitation materials were mailed on or about May 4, 2007 to all stockholders entitled to vote at the Annual Meeting.

GENERAL INFORMATION

Certain Financial Information. Please note that our consolidated financial statements and related information are included with our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2007, which is enclosed with this Proxy Statement.

Attendance at Annual Meeting. Admission to the meeting is limited to stockholders and will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and each stockholder may be asked to present valid picture identification such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Voting Securities. Only stockholders of record as of the close of business on April 24, 2007 (the “Record Date”) will be entitled to vote at the meeting and any adjournment thereof. As of the Record Date, there were 9,064,941 shares of common stock of our Company issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one (1) vote on each proposal presented in this Proxy Statement for each share of stock held. There is no cumulative voting in the election of directors.

Solicitation of Proxies. The cost of soliciting proxies will be borne by us. In addition to soliciting stockholders by mail, we will request that banks and brokers and other persons representing beneficial owners of the shares forward the proxy solicitation material to such beneficial owners, and we may reimburse these parties for their reasonable out-of-pocket costs. We may use the services of our officers, directors and regular employees, without additional compensation, to solicit proxies personally or by telephone, facsimile or email.

Voting of Proxies. All shares represented by a valid proxy received prior to the meeting will be voted. Where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR all nominees, FOR all other proposals described herein and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. See “TRANSACTION OF OTHER BUSINESS.” A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to our Corporate Secretary a written instrument revoking the proxy or a validly executed proxy with a later date, or by attending the meeting and voting in person.

Quorum. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “WITHHOLD,” “ABSTAIN” or “AGAINST” a matter (the “Votes Cast”) are treated as being present at the Annual Meeting for purposes of establishing a quorum.

Abstentions. Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal.

Broker Non-Votes. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a particular proposal.

Proposals. The following proposals will be considered at the Annual Meeting:

Proposal One—Election of Directors

The first proposal is to elect eight (8) directors to the Board. Nominees for directors are David Altschul, Roger Biscay, Peter Csathy, Terry Hatchett, John Kilcullen, Mitchell Koulouris, Tuhin Roy and Clayton Trier. Each nominee currently serves as one of our directors.

Additional information about the election of directors and a brief biography of each nominee appears under the section “PROPOSAL ONE: ELECTION OF DIRECTORS.”

The Board unanimously recommends that you vote “FOR” each nominee.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm

The second proposal is to ratify the appointment of Perry-Smith LLP as our independent registered public accounting firm for 2007.

Additional information about the ratification of the appointment of Perry-Smith LLP as our independent registered public accounting firm appears under the section “PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for 2007.

Other Matters. At the date of this Proxy Statement, the only business the Board intends to present or knows that others will present at the Annual Meeting is that set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board currently consists of eight (8) members. The term of all of our directors will expire at the Annual Meeting. All eight (8) directors will be standing for re-election. The Board has nominated David Altschul, Roger Biscay, Peter Csathy, Terry Hatchett, John Kilcullen, Mitchell Koulouris, Tuhin Roy and Clayton Trier for re-election as directors. Please see “Nominees” for information concerning the nominees that are currently serving as our directors. If any nominee declines to serve or becomes unable to stand for re-election for any reason (although the Board knows of no reason to anticipate that this will occur), the Board may further reduce the size of the Board, designate a substitute or leave an additional vacancy unfilled. If a substitute is designated, proxies voting on the original director nominee will be cast for the substituted nominee.

All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of stockholders.

Nominees

Listed below are our Company’s eight directors nominated for re-election at the Annual Meeting.

Name	Age	Position(s)	Director Since
David Altschul	60	Director	2006
Roger Biscay	39	Director	2006
Peter Csathy	43	Director	2006
Terry Hatchett	60	Director	2006
John Kilcullen	48	Director	2006
Mitchell Koulouris	46	Director, President and Chief Executive Officer	2006
Tuhin Roy	38	Director, Chief Strategy Officer and President of Digital Rights Agency, Inc., a wholly-owned subsidiary	2006
Clayton Trier	55	Director and Chairman of the Board	2005

David Altschul has served as a member of our Board since February 2006. Since January 2004, Mr. Altschul has been a partner in Altschul & Olin, LLP, a law firm, where his practice is primarily focused upon representing individuals and companies in the worldwide music industry. From January 2003 to December 2003, Mr. Altschul practiced law as a sole practitioner. From March 2002 to July 2002, Mr. Altschul served as an independent consultant to the Record Industry Association of America. From November 1980 to December 2001, Mr. Altschul was employed in various positions for Warner Bros. Records, including serving as General Counsel from 1986 to 1995 and as both Vice Chairman and General Counsel from 1995 to 2001. Mr. Altschul has a BA degree from Amherst College and a JD degree from Yale Law School.

Roger Biscay has served as a member of our Board since February 2006. Mr. Biscay serves as Vice President and Assistant Treasurer of Cisco Systems, where he is responsible globally for cash management, foreign exchange, corporate finance, insurance and EMEA and Asia Pacific Treasury. Mr. Biscay is also the investment advisor for the Cisco Systems Foundation and a member of Cisco’s 401k committee. Prior to joining Cisco in 1999, he held senior trading and sales positions in the areas of fixed income, foreign exchange and equity capital markets with major global financial institutions including Royal Bank of Canada, Paribas Capital Markets, Banque Paribas, and Lehman Brothers. Mr. Biscay holds a BS in finance and an MBA from the University of San Francisco.

Peter Csathy has served as a member of our Board since February 2006. Mr. Csathy became the Chief Executive Officer of SightSpeed, Inc., a provider of Internet video and voice communications, community and commerce services, in December 2005. Prior thereto, he was the President of Csynergy Consulting Network, a digital media and technology firm he founded in October 2004. From March 2002 to July 2004, Mr. Csathy was

the President and Chief Operating Officer of Musicmatch, Inc., a digital music company. From March 2000 to December 2001, Mr. Csathy was the Chief Operating Officer of eNow, Inc., a media and technology company. Previously, and for nearly four years, Mr. Csathy was a Senior Vice President of Universal Studios Recreation Group, an operating division of Universal Studios. Mr. Csathy also previously was employed with New Line Cinema and Savoy Pictures. Mr. Csathy has a BA degree from the University of Minnesota and a JD degree from Harvard Law School.

Terry Hatchett has served as a member of our Board since February 2006. Mr. Hatchett is a private investor. From May 2003 to April 2006, Mr. Hatchett was the Regional Chief Operating Officer of the Americas for Clifford Chance U.S. LLP, one of the largest global law firms. From 1969 until August 2002, Mr. Hatchett served in various positions at Arthur Andersen LLP, an international accounting firm where he became a partner in 1979, including Managing Partner—North America from March 2001 until March 2002, Managing Partner—Office of the CEO from 2000 to March 2001, and Managing Partner—Asia Pacific from 1997 to 2000. Mr. Hatchett has a BBA degree in accounting from Texas A&M University and became a licensed CPA in Texas in 1970.

John Kilcullen has served as a member of our Board since February 2006. Since March 2003, Mr. Kilcullen has been Publisher of the Billboard Information Group, which includes Billboard Magazine, a leading publication in the music industry, and is currently Senior Vice-President of the Film and Music Group, part of Nielsen Business Media, Inc., a business information division of The Nielsen Company, Inc. In 1990, Mr. Kilcullen was a member of the founding team of IDG Books Worldwide, Inc., publisher of the “For Dummies…” series of books, and was Chairman and CEO of IDG Books Worldwide, Inc. when the company listed on Nasdaq in 1998, and continued to serve in such capacities until the company was acquired in September 2001. From October 2001 to March 2003, Mr. Kilcullen was a private investor and lecturer at Babson College’s School for Executive Education. From July 2005 to February 2006, Mr. Kilcullen served as an advisor to Digital Musicworks International, Inc. Mr. Kilcullen has a BA degree in communications from Fordham College.

Mitchell Koulouris has served as our President and Chief Executive Officer since August 2005 and as a member of our Board since February 2006. Since its inception in February 2004 to February 2006, Mr. Koulouris was the Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Digital Musicworks International, Inc. From January 1992 to December 2003, Mr. Koulouris was Chief Executive Officer and Chairman of the Board of Informant Communications Group, Inc. (ICG), a magazine publisher focused on information technology and software development issues and practices. From 1977 to 1990, Mr. Koulouris held a number of roles with MTS Incorporated (Tower Records). Mr. Koulouris attended the San Jose State School of Journalism specializing in broadcast journalism (radio and television). Mr. Koulouris is the brother of Peter Koulouris, our Vice President of Business Development from August 2005 to August 2006.

Tuhin Roy has served as a member of our Board and our Chief Strategy Officer and President of our wholly-owned subsidiary, Digital Rights Agency, Inc., since September 2006. Mr. Roy founded Digital Rights Agency, LLC in March 2003 and served as its Managing Director from its inception until its acquisition by the Company in September 2006. From 2002 to 2003, Mr. Roy managed Digital Media Strategy Group, a consulting practice he founded to advise independent record labels and digital media companies on licensing matters. From 2000 to 2002, he served in various capacities, including Executive Vice President of Strategic Development, with Echo Networks, a digital music company acquired in 2002 by a consortium of major retailers. From 1999 to 2000, Mr. Roy practiced corporate law with Perkins Coie LLP. He holds a BA degree from the University of California, Berkeley and a JD degree from the University of California, Hastings College of the Law.

Clayton Trier has served as a member of our Board and our Chairman of the Board since September 2005. Mr. Trier is a private investor. He was a founder of U.S. Delivery Systems, Inc., which was formed in 1993 to consolidate the same-day local delivery industry and was listed on the NYSE from 1994 until its acquisition in 1996, and he served as its Chairman and Chief Executive Officer from 1993 to 1997. From 1991 to 1993, Mr. Trier headed Trier & Partners, a private investment banking firm focused on financings and mergers and acquisitions activity for environmental companies. From 1987 to 1990, Mr. Trier served as President and

Co-Chief Executive Officer of Allwaste, Inc., an environmental services firm listed on Nasdaq and later on the NYSE. Mr. Trier currently serves on the Board of Directors of U.S. Physical Therapy, Inc. (Nasdaq: USPH) and Creative Master (Bermuda) Ltd., a company listed on the Singapore Exchange. Mr. Trier has a BBA degree in accounting from Lamar University and became a licensed CPA in Texas in 1976.

Director Independence

Our Board consists of eight (8) directors. The Company’s directors are currently David Altschul, Roger Biscay, Peter Csathy, Terry Hatchett, John Kilcullen, Mitchell Koulouris, Tuhin Roy and Clayton Trier. Our Board has determined that each of the directors other than Mitchell Koulouris, our President and Chief Executive Officer, and Tuhin Roy, our Chief Strategy Officer and President of our wholly-owned subsidiary, Digital Rights Agency, Inc., are independent directors as defined by the applicable listing standards of the Nasdaq Global Market. In the course of our Board’s determination regarding the independence of each non-management director, it considered advertising purchased by our Company from Billboard Magazine in 2006. Mr. Kilcullen is the publisher of Billboard Information Group, which includes Billboard Magazine. The Board determined that such advertising was purchased at the magazine’s customary rates and was not material to either entity’s annual revenues.

Attendance at Board Meetings and Board Committees

Our Board of Directors conducts its business through its meetings and through meetings of certain committees of the Board of Directors. Our Board of Directors is comprised of a majority of independent directors as required by the applicable listing standards of the Nasdaq Global Market.

Our Board has four (4) standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Content Acquisition Committee. During 2006, our Board of Directors met seven times, the Audit Committee met nine times, the Compensation Committee met five times, the Nominating and Corporate Governance Committee met once, and the Content Acquisition Committee met 20 times. All of the directors attended at least 75% of the meetings of our Board of Directors and each committee on which he served. The directors are encouraged to attend the annual meeting of stockholders. Six of the seven directors then on the board attended the 2006 Annual Meeting of Stockholders.

Audit Committee. The Audit Committee consists of Messrs. Hatchett (Chairman), Biscay and Trier. The Audit Committee is responsible for reviewing and monitoring our corporate accounting and financial reporting processes, the periodic public release of financial results and the periodic filing of financial reports with the SEC, and selecting the independent registered public accounting firm to audit our consolidated financial statements, including approving their compensation and monitoring their qualifications, independence and performance. Our Board has determined that each member of the Audit Committee is “independent” under the listing standards of the Nasdaq Global Market, and that each member qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K promulgated by the SEC. Messrs. Hatchett and Trier each qualify as an audit committee financial expert by virtue of having previously been partners in the audit division of large international public accounting firms and Mr. Biscay by virtue of his significant financial and investment responsibilities at Cisco Systems, one of the largest publicly-traded companies in the United States. The Audit Committee has a written charter, which is available on our website at http://investor.dmgi.com under the link “Corporate Governance.” The Report of the Audit Committee of the Board of Directors is included in this Proxy Statement.

Compensation Committee. The Compensation Committee consists of Messrs. Kilcullen (Chairman), Biscay and Hatchett. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our Company’s executive officers and compensation for non-employee directors, as well as administering the Digital Music Group, Inc. Amended and Restated 2005 Stock Plan and other incentive compensation and employee benefit plans of the Company. The Compensation Committee has a written charter, which is available on our website at http://investor.dmgi.com under the link “Corporate Governance.” The Report of the Compensation Committee of the Board of Directors is included in this Proxy Statement.

Nominating and Corporate Governance Committee. During 2006, the Nominating and Corporate Governance Committee consisted of Messrs. Trier (Chairman), Altschul, Biscay, Csathy, Hatchett and Kilcullen. Effective March 6, 2007, the composition of this committee was revised to consist of Messrs. Biscay (Chairman), Altschul and Trier. The Nominating and Corporate Governance Committee is responsible for developing and recommending Board member selection criteria, identifying and recruiting prospective Board candidates, recommending nominees for election to the Board, considering committee member qualifications, recommending corporate governance principles to the Board, and providing oversight in the evaluation of the Board and each committee. The Nominating and Corporate Governance Committee also considers nominees proposed by stockholders. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at http://investor.dmgi.com under the link “Corporate Governance.”

Content Acquisition Committee. The Content Acquisition Committee consists of Messrs. Altschul (Chairman), Csathy and Trier. The Content Acquisition Committee is responsible for monitoring the progress and status of management’s efforts to acquire additional music and video content and reviewing and approving the terms of any material long-term content acquisition and licensing contracts. The Content Acquisition Committee has a written charter, which is available on our website at http://investor.dmgi.com under the link “Corporate Governance.”

Consideration of Director Nominees

Nominations. Our Board believes that the Nominating and Corporate Governance Committee, which consists entirely of independent directors of the Company, can adequately identify appropriate candidates to the Board. The Nominating and Corporate Governance Committee will consider any future nominees for director nominated by the Company’s stockholders.

Stockholder Nominees. The Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame and in the manner as specified under “STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING”.

Director Qualifications. While the Nominating and Corporate Governance Committee has not established formal procedures or specific minimum qualifications for the evaluation of director candidates, the candidates for Board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with the Company’s Code of Business Conduct. Additionally, candidates and nominees must ultimately reflect a Board that is comprised of directors who (i) have broad and relevant experience, (ii) are predominantly independent, (iii) are of high integrity, (iv) have qualifications that will increase overall Board effectiveness, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identifying and Evaluating Nominees for Directors. Typically, any new candidates for nomination to the Board are suggested by existing directors or our executive officers, although candidates may also come to our attention through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee of the Board will carefully review the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Committee’s discretion, include a review solely of information provided to the Committee or it may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance and Nominating Committee determines whether the candidate will meet the independence standards set forth in the SEC rules and regulations and the applicable Nasdaq listing standards, and the level of the candidate’s financial expertise. In the case of incumbent directors whose terms of service are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to our Company during their terms, including attendance at meetings, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the applicable Nasdaq listing standards. The Committee shall consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Nominating and Corporate Governance Committee considers many factors, including character, integrity, reputation, business judgment, independence, relevant business and industry expertise, diversity of experience, geographic location of the candidate, length of service and other criteria. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Nominating and Corporate Governance Committee using the same criteria as other candidates. Candidates are first screened by the Nominating and Corporate Governance Committee, and if approved by the Nominating and Corporate Governance Committee, they are then screened by other members of the Board. The full Board approves the final nomination(s) based on recommendations from the Nominating and Corporate Governance Committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Code of Business Conduct

Our Company is committed to maintaining the highest standards of business conduct and ethics. We have adopted a Code of Business Conduct for our directors, officers and other employees. The Code of Business Conduct reflects our values and the business practices and principles of behavior that support this commitment. The Code of Business Conduct is available on our website at http://investor.dmgi.com under the link “Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or Nasdaq, on our website.

Communications with the Board by Stockholders

We maintain an informal process for stockholder communication with the Board. Stockholders wishing to communicate with our Board or with an individual Board member concerning our Company may do so by writing to the Board or to the particular Board member, and mailing the correspondence to: Attention: Board of Directors, c/o Corporate Secretary, Digital Music Group, Inc., 2151 River Plaza Drive, Suite 200, Sacramento, California 95833. The envelope should indicate that it contains a stockholder communication. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Director Compensation

Directors who are also employees of our Company or any of our subsidiaries do not receive additional compensation for serving as directors. Prior to the closing of our initial public offering in February 2006, our Chairman of the Board received a director’s fee of $10,000 per month. Subsequent to the closing of the initial public offering, each director who is not also an employee receives a fee of $36,000 per year, except that the chairperson of the Audit Committee receives $40,000 and the Chairman of the Board receives $50,000 per year. Each non-employee director also receives $500 per committee meeting attended. Our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or the committees thereof, and for other expenses reasonably incurred in their capacity as directors. In February 2006, each non-employee director received an initial option to purchase 24,000 shares of our common stock with an exercise price per share equal to $9.75, the price to public of our common stock in the initial public offering. These options vest in equal monthly installments over 24 months beginning on the date of grant. Any new non-employee director will be entitled to receive an initial option to purchase 12,000 shares of our common stock with an exercise price per share equal to the fair market value of our common stock on the date of grant, vesting in equal monthly installments over 12 months beginning on the date of grant. On each date of our annual meeting of stockholders, we will grant to each non-employee director who has served on the Board for at least the preceding six (6) months an additional option to purchase 6,000 shares with an exercise price per share equal to the fair market value of our common stock on the date of grant. These annual option grants will vest in equal monthly installments over 12 months from the date of grant. The timing and terms of these option grants to non-employee directors are set forth in the Digital Music Group, Inc. Amended and Restated 2005 Stock Plan; they are automatic and non-discretionary with respect to the number and terms.

The following table summarizes compensation paid to our non-employee directors during the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
David Altschul	$43,000	$—	$23,760	$—	$—	$—	$66,760
Roger Biscay	39,000	—	23,760	—	—	—	62,760
Peter Csathy	42,500	—	23,760	—	—	—	66,260
Terry Hatchett	43,167	—	23,760	—	—	—	66,927
John Kilcullen	35,500	—	23,760	—	—	—	59,260
Clayton Trier	69,833	—	29,262	—	—	—	99,095

(1)	Represents the share-based compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2006 for the estimated fair value of stock options granted to each director in 2006, in accordance with SFAS No. 123R. For information on the valuation assumptions we used to estimate the fair value of the stock option grants, refer to Note 2 and Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 30, 2007. This amount represents our accounting expense for the stock option grants and does not correspond to the actual value that may be recognized by each director.
(2)	The aggregate number of stock option grants outstanding at December 31, 2006 for each of our directors was 24,000 for Messrs. Altschul, Biscay, Csathy, Hatchett and Kilcullen, and 30,000 for Mr. Trier, who has served on our Board since September 2005 and was eligible for an additional 6,000 share grant in June 2006. All outstanding options were granted during 2006. The aggregate grant date fair value of options granted to our non-employee directors in 2006, computed in accordance with SFAS No. 123R was $51,840 to each of Messrs. Altschul, Biscay, Csathy, Hatchett and Kilcullen, and $61,272 to Mr. Trier.

Vote Required

The eight (8) nominees for director receiving the highest number of affirmative Votes Cast will be elected as a director.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MESSRS. ALTSCHUL, BISCAY, CSATHY, HATCHETT, KILCULLEN, KOULOURIS, ROY AND TRIER.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Perry-Smith LLP as our independent registered public accounting firm for the year ending December 31, 2007. Perry-Smith LLP is an independent registered public accounting firm and has audited the Company’s financial statements for the year ended December 31, 2006.

The Board is asking the stockholders to ratify the selection of Perry-Smith LLP as our independent registered public accounting firm for 2007. Although not required by law, by rules of Nasdaq, or our Bylaws, the Board is submitting the selection of Perry-Smith LLP to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and its stockholders.

Representatives of Perry-Smith LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

To help ensure the independence of the independent registered public accounting firm, our Audit Committee has adopted a policy requiring the Audit Committee’s pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee has reviewed all services provided by Perry-Smith LLP, and has concluded that the provision of such services was compatible with maintaining Perry-Smith LLP’s independence in conducting its auditing functions.

Fee Information

The following table presents fees for audit, audit-related, tax and other services rendered by Perry-Smith LLP, our independent registered public accounting firm for the years ended December 31, 2006 and 2005:

Service Category	2006	2005
Audit Fees	$162,165	$264,900
Audit-Related Fees	—	—
Tax Fees	24,650	—
All Other Fees	—	—

Total	$186,815	$264,900

In the above table, in accordance with the SEC’s definitions and rules, “Audit Fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s interim financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; and “Tax Fees” are fees for tax compliance, tax advice and tax planning. Included in “Audit Fees” for 2005 are audit fees associated with our initial public offering totaling $212,900. “Tax Fees” for 2006 relate to tax compliance matters, tax advice and planning, and tax assistance with the acquisition of DRA.

Vote Required

The affirmative vote of a majority of the Votes Cast is required for approval of this proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2007.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is primarily responsible for assisting the Board of Directors in fulfilling its oversight responsibility by reviewing the financial information that will be provided to stockholders and others, appointing and reviewing the work performed by the independent registered public accounting firm, evaluating the Company’s accounting policies and its system of internal controls that management has established, and reviewing with management significant financial transactions, the reasonableness of significant judgments made by management and the clarity of disclosures made in the financial statements. Management is responsible for the Company’s financial reporting process, including the preparation of its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, and its system of internal controls. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing its opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2006 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles used by the Company, the reasonableness of significant management judgments and estimates made in the accounting process, and the clarity and completeness of disclosures in the financial statements. The Audit Committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss their review of the Company’s disclosure controls and procedures and internal accounting and financial controls in connection with the preparation and filing of the 2006 Annual Report on Form 10-K.

The Audit Committee discussed with Perry-Smith LLP, the Company’s independent registered public accounting firm, the overall scope of work for its 2006 audit. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2006 with Perry-Smith LLP, and met with representatives of the firm, with and without management present, to discuss the results of its audit work, its evaluations of the Company’s internal controls, and its assessment of the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with Perry-Smith LLP the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received and reviewed the written disclosures and the letter from Perry-Smith LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also selected Perry-Smith LLP to audit the Company’s financial statements for the year ending December 31, 2007.

The Audit Committee has relied, without independent verification, on management’s representations that the consolidated financial statements are complete, free of material misstatement and prepared statements in accordance with auditing standards generally accepted in the United States, and on the opinion and representations made by Perry-Smith LLP in its report on the Company’s consolidated financial statements, including its representations that Perry-Smith LLP is independent and the audit was performed in accordance with auditing standards generally accepted in the United States. The Audit Committee’s oversight does not provide assurance that management’s and Perry-Smith LLP’s opinion and representations referred to above are correct.

THE AUDIT COMMITTEE OF THE BOARD

OF DIRECTORS

Terry Hatchett (Chairman)

Roger Biscay

Clayton Trier

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 24, 2007 by (i) each person that we know is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the named executive officers named in the “Summary Compensation Table” below, and (iv) all named executive officers and directors as a group. We have relied exclusively upon information provided to us by our directors and named executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 9,064,941 shares of common stock outstanding on April 24, 2007 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after April 24, 2007. The address for each stockholder listed in the table below is c/o Digital Music Group, Inc., 2151 River Plaza Drive, Suite 200, Sacramento, California 95833 except as follows. Mr. Rees’ address is 511 Rock Bluff Drive, Austin, Texas 78734. Mr. Peter Koulouris’ address is 3860 Windy Cove Circle, Stockton, California 95219 and Mr. Haigler’s address is 155 Willow St., Boston, Massachusetts 02132.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock Outstanding
Mitchell Koulouris (2)	567,752	6.2%
Richard Rees (3)	395,017	4.3%
Peter Koulouris (4)	375,774	4.1%
Tuhin Roy	307,650	3.3%
Cliff Haigler	280,000	3.1%
Anders Brown (5).	247,984	2.7%
Clayton Trier (6)	131,000	1.4%
Karen Davis (7)	68,438	*
John Kilcullen (8)	21,101	*
Terry Hatchett (8)	20,900	*
David Altschul (8)	16,000	*
Roger Biscay (8)	16,000	*
Peter Csathy (8)	16,000	*
All current directors and named executive officers as a group (13 persons)	2,463,616	26.8%

*	Represents less than 1% of the outstanding shares of common stock.
(1)	To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
(2)	Includes 45,614 shares held by Mitchell Koulouris as custodian for his two minor children.
(3)	Includes 20,000 shares held by Rio Bravo Entertainment LLC, of which Mr. Rees holds an 80% membership interest.
(4)	Includes 30,540 shares held by Peter Koulouris as custodian for his three minor children and one other child.
(5)	Includes 5,100 shares held by Anders Brown as custodian for his two minor children.
(6)	Includes 22,000 shares issuable upon the exercise of currently exercisable stock options and options exercisable within 60 days of April 24, 2007.
(7)	Includes 23,438 shares issuable upon the exercise of currently exercisable stock options and options exercisable within 60 days of April 24, 2007.
(8)	Includes 16,000 shares issuable upon the exercise of currently exercisable stock options and options exercisable within 60 days of April 24, 2007.

Acquisition of Digital Musicworks International, Inc. and Digital Rights Agency, LLC

Concurrently with the closing of our initial public offering in February 2006, we acquired all of the issued and outstanding capital stock of Digital Musicworks International, Inc. (“DMI”) through the merger of DMI and our Company, in exchange for the issuance of an aggregate of 2,249,941 shares of our common stock to the shareholders of DMI. We did not assume any outstanding DMI options or warrants in the acquisition. In addition, in September 2006, we acquired all of the ownership interests in Digital Rights Agency, LLC (“DRA”) in exchange for $3.2 million in cash and 420,000 shares of our common stock. The purchase consideration also included a warrant issued to Tuhin Roy, the then Managing Director of DRA and currently a director and executive officer of our Company, to purchase 150,000 of our common stock at an exercise price of $5.57 per share. The warrant is exercisable in installments beginning in September 2007, is fully exercisable in September 2009, and expires in September 2013. The warrant had an estimated fair value at the date of issuance of $97,350 as determined in accordance with SFAS No. 123R. For additional information, refer to Note 3 to the consolidated financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007.

The following table sets forth the number of shares of our common stock that were received by individuals who are our named executive officers or directors in exchange for their interests in DMI or DRA.

Name	Shares of Common Stock
Mitchell Koulouris	367,752
Peter Koulouris	245,168
Anders Brown	47,984
Richard Rees	20,000
John Kilcullen	5,101
Tuhin Roy (1)	307,650

(1)	We are obligated to pay up to $1,155,000 in cash and to issue up to 87,000 of our common stock in additional consideration for the acquisition of DRA if certain financial targets are achieved through December 31, 2007. The maximum number of shares issuable to Mr. Roy under this arrangement is 63,728.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Board has delegated to the Compensation Committee the responsibility for making decisions on the compensation of our executive officers and non-employee directors. The Digital Music Group, Inc. Amended and Restated 2005 Stock Plan and other employee benefit plans are also administered by the Compensation Committee.

Compensation Objectives and Philosophy

Our Company’s executive compensation policies are designed to (i) provide compensation at a level and in a form which will attract, motivate and retain highly qualified executives, (ii) align the compensation of executive officers, whose performance is crucial to our long-term success, with our long-term business strategies and annual operating plans as approved by our Board, and (iii) provide appropriate financial incentives to motivate executives to perform at a high level, encourage them to manage from the perspective of owners with an equity stake in our Company, and reward them when our strategies and plans are achieved and stockholder value is enhanced. We also believe that compensation is not the only way we attract people to our Company. We strive to hire and retain talented people who are excited to work in an emerging industry and a highly innovative, adaptive corporate culture.

Role of Executive Officers in Determining Compensation

Our Compensation Committee’s primary duties and responsibilities are to establish and implement our compensation policies and programs for our executive officers. Our Chief Executive Officer and other executive officers may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the agenda items. Neither our Chief Executive Officer nor any other executive officers votes on items before the Compensation Committee. However, our Compensation Committee solicits the views of our Chief Executive Officer and other executives on compensation matters, especially as they relate to incentive compensation plan targets and equity incentive awards for our Company’s employees. The Chief Executive Officer and Chief Financial Officer also work with the Chairman of the Compensation Committee in developing the agenda and meeting materials for each meeting of the Compensation Committee.

Compensation Components

Our Company’s compensation program for executive officers currently consists primarily of base salary, annual performance-based cash bonuses, and long-term equity incentives. We also provide for general severance and change-in-control protections for our executive officers.

Base Salary

Base salaries are payable in cash in accordance with the individual executive’s employment agreement and consistent with our standard payroll practices. With the closing of our initial public offering in February 2006, our Chief Executive Officer began receiving an annual base salary of $150,000. Our other senior executives, including our Chief Financial Officer, former Chief Financial Officer, Chief Strategy Officer and Chief Operating Officer each received an annual base salary of $130,000, beginning at the earlier of the closing of the IPO or the date they commenced employment with the Company. Our former Vice Presidents of Business Development each received an annual base salary of $120,000. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent. Our Compensation Committee reviews base salaries annually and will increase salaries for merit reasons, based on whether overall corporate goals were achieved and on the executive’s success in meeting or exceeding individual performance objectives. If we identify any significant local inflation or market changes, we may also realign base salaries with local market levels.

Annual Incentive Bonus Compensation

Our compensation program includes eligibility for annual performance-based cash incentive compensation payments. Our annual performance-based cash bonuses reflect a policy of requiring a certain minimum level of corporate performance before any target-based bonuses are earned. In 2006, our Compensation Committee approved the Digital Music Group, Inc. Management Incentive Bonus Plan for the Year Ending December 31, 2006 (the “Bonus Plan”), which established objective performance targets relating to the deployment of capital for content acquisitions and based on our Company’s financial results. The Bonus Plan also contained a discretionary element based on an assessment of certain qualitative factors surrounding each executive’s performance. The performance targets were established by our Compensation Committee based, in part, on recommendations by our executive officers. The performance targets were expressed as a range starting with a minimum level of achievement and the high end of the target range representing a “stretch” goal, significantly in excess of the minimum levels of achievement. Under the Bonus Plan, our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer were eligible to earn up to 100% of their annual base salary, and our Vice Presidents were eligible to earn up to 75% of their annual base salary. Our Chief Strategy Officer did not participate in the Bonus Plan in 2006 due to his joining the Company in September 2006 and our former Chief Financial Officer left the Company prior to the adoption of the Bonus Plan. Total cash bonuses earned under the Bonus Plan for 2006 were $40,320. These bonuses were awarded by our Compensation Committee in accordance with the discretionary element of the Bonus Plan in the amount of $10,000 to our Chief Executive Officer and $30,420 to our Chief Financial Officer.

For 2007, the Compensation Committee plans to implement a Management Incentive Bonus Plan designed to incentivize our executives to achieve certain corporate-wide goals. Similar to the 2006 Bonus Plan, objective performance targets specific to 2007 corporate initiatives and budgeted financial results will be developed, along with a discretionary element applicable to each individual executive’s performance. We currently anticipate that our Chief Executive Officer, Chief Strategy Officer and Chief Financial Officer will be eligible to earn up to 100% of their base salary under this 2007 plan. Other executives may be added. Once approved, we will disclose the details of the 2007 bonus plan in a Form 8-K and the plan document will be filed with the SEC.

Long-Term Equity Incentives

To promote our long-term objectives, equity awards are made to executive officers and other employees who are in a position to make a significant contribution to our long-term success. We make equity awards pursuant to the Digital Music Group, Inc. 2005 Amended and Restated Stock Plan (the “Stock Plan”). Under the Stock Plan, the Compensation Committee has the authority to grant different types of equity awards, including non-qualified and incentive stock options, shares of restricted common stock, stock appreciation rights and other equity awards. Since equity awards may vest and grow in value over time, this component of our compensation program is designed to reward performance over a sustained period of time. We intend for these awards to strengthen the focus of our executives and other key employees on managing our Company from the perspective of an equity stakeholder. During 2006, the Compensation Committee believed that Messrs. Mitchell and Peter Koulouris, Haigler, Brown and Rees, as founders and significant stockholders in our Company, have sufficient incentive to promote the long-term growth of our Company. Likewise, Mr. Roy received a significant number of shares of our common stock and a warrant to purchase additional equity in connection with the sale of his membership interests in DRA to us, and is considered to be similarly incentivized. Therefore, the Compensation Committee has not made any equity awards to these individuals to-date.

Equity awards will generally be granted to executives and other key employees upon hire and annually, thereafter. Options are awarded at an exercise price equal to the fair value of our Company’s common stock as measured by the closing market price on the date of grant. In March 2006, we hired Ms. Davis as our Chief Financial Officer. The terms of her compensation were approved by the Compensation Committee, and included the grant of 15,000 shares of restricted common stock and 75,000 stock options, intended to provide both an incentive for Ms. Davis to join us and to promote the long-term growth of our Company. The stock options were granted at their fair value and both the options and restricted shares are subject to vesting requirements described in the “Grants of Plan-Based Awards Table” below. In April 2007, in connection with making equity awards to executives and other key employees, we awarded Ms. Davis 30,000 shares of restricted common stock and granted to her 25,000 stock options to provide additional incentive towards attaining our Company’s long-term objectives. These stock options were granted at their fair market value and both the stock options and restricted shares are subject to similar vesting requirements and other terms as Ms. Davis’ 2006 equity awards. In April 2007, the Compensation Committee also granted 54,000 stock options at an exercise price of $4.99 per share, the fair value on the date of grant, to 14 key employees as part of our annual review process. Such grants are subject to four-year vesting requirements and other terms and restrictions similar to past option grants.

Termination-Based Compensation

Upon an involuntary termination of employment or certain other circumstances, our executive officers are entitled to receive severance payments under their employment agreements as described in the “Employment Agreements and Post-Termination Payments” section of this Proxy Statement. Our Compensation Committee believes that such arrangements are customary and necessary to attract and retain executive officers. Additionally, upon a change in control of our Company, our executive officers are entitled under certain circumstances to the severance payments provided for in their employment agreements and the accelerated vesting of equity awards. These change in control provisions are designed to promote stability and continuity of executive management leadership under such circumstances. In 2006, Messrs. Haigler and Peter Koulouris resigned their employment and received severance and other benefits in 2006. Mr. Brown resigned as our Chief Operating Officer effective March 31, 2007 and will receive severance and other benefits in 2007 as described in the “Employment Agreements and Post-Termination Payments” section of this Proxy Statement.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the “Code”), which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. We believe that compensation paid in 2006 is generally fully deductible for federal income tax purposes. In the future, our Compensation Committee may approve compensation that will not meet these requirements in order to help ensure competitive levels of total compensation for our executive officers and to promote varying Company goals. To the extent our Compensation Committee believes such an action is in our best interests, the Compensation Committee may modify our compensation plans and policies to ensure full deductibility. The Compensation Committee cannot guarantee that future executive compensation will be fully deductible under Code Section 162(m).

Accounting for Equity-Based Compensation

We have accounted for equity-based compensation in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Compensation, since our inception.

Other Compensation Matters

We do not have a policy requiring that our directors and executive officers maintain a minimum level of ownership of our common stock.

No compensation consultants were retained by our Company or our Compensation Committee in 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

John Kilcullen (Chairman)

Roger Biscay

Terry Hatchett

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers

The following sets forth certain information regarding our executive officers as of April 27, 2007.

Name	Age	Position(s)
Mitchell Koulouris	46	President, Chief Executive Officer and Director
Karen Davis	50	Chief Financial Officer and Corporate Secretary
Tuhin Roy	38	Chief Strategy Officer and President of Digital Rights Agency, Inc.

For information concerning Messrs. Koulouris and Roy, see “Election of Directors.”

Karen Davis has served as our Chief Financial Officer and Corporate Secretary since March 2006. From September 2004 to March 2006, Ms. Davis was the Chief Financial Officer of TASQ Technology, Inc., an outsource provider of point of sale equipment and services, and a wholly-owned subsidiary of First Data Corporation (NYSE: FDC). From April 2001 to June 2004, Ms. Davis was the Director of Financial Reporting and Investor Relations of Premcor Inc. (NYSE: PCO), an independent oil refiner. At Premcor, Ms. Davis assisted with the company’s initial public offering, secondary offering and multiple debt offerings. Prior to this time, Ms. Davis was a self-employed management consultant and served in various Chief Financial Officer capacities following ten years in accounting and auditing at Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Ms. Davis has a BS degree in Business Administration from California State University at Chico and was licensed as a Certified Public Accountant in California in 1983.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the year ended December 31, 2006. Our named executive officers include our Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer, and our three most highly compensated executive officers, as defined by Item 402(a) of SEC Regulation S-K, which includes our former Chief Operating Officer and two former Vice Presidents of Business Development.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(4)	Total Compen- sation ($)
Mitchell Koulouris (5) President and Chief Executive Officer	2006	$135,227	$—	$—	$—	$10,000	$—	$—	$145,227

Karen Davis (5) Chief Financial Officer	2006	101,111	—	80,750	29,219	30,420	—	—	241,500

Cliff Haigler (5)(6) Former Chief Financial Officer	2006	21,667	—	—	—	—	—	34,500	56,167

Anders Brown (5)(6) Former Chief Operating Officer	2006	117,197	—	—	—	—	—	69,600	186,797

Peter Koulouris (5)(7) Former Vice President of Business Development	2006	66,491	43,500	—	—	—	—	69,060	179,051

Richard Rees (5)(6) Former Vice President of Business Development	2006	114,259	—	—	—	—	—	—	114,259

(1)	Represents the share-based compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2006 for the estimated fair value of restricted stock granted to one named executive in 2006. The estimated fair value of the restricted stock was calculated in accordance with SFAS No. 123R, based on the closing price of our common stock on the date of grant. For additional information, refer to Note 11 and Note 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 30, 2007. This amount represents the Company’s accounting expense for the restricted stock grant and does not correspond to the actual value that may be recognized by the named executive.
(2)	Represents the share-based compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2006 for the estimated fair value of stock options granted to one named executive in 2006, in accordance with SFAS No. 123R. For information on the valuation assumptions we used to estimate the fair value of the stock option grant, refer to Note 2 and Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 30, 2007. This amount represents the Company’s accounting expense for the stock option grant and does not correspond to the actual value that may be recognized by the named executive.
(3)	Represents cash awards under the Digital Music Group, Inc. Management Incentive Bonus Plan for the Year Ending December 31, 2006.
(4)	The amount for Mr. Brown includes accruals of $65,000 and $4,600 for total future cash severance payments and the total cost of continued medical, dental, and life insurance coverage, respectively, to be paid by us commencing with Mr. Brown’s resignation effective March 31, 2007 through September 30, 2007. The amount for Mr. Peter Koulouris includes severance payments of $47,692 and $6,516 for the cost of continued medical and dental benefits paid by us from the date of his resignation effective August 6, 2006 through December 31, 2006. The amount for Mr. Peter Koulouris also includes accruals of $12,308 and $2,544 representing total future cash severance payments and the cost of medical and dental insurance coverage, respectively, to be paid by us from January 1, 2007 through February 6, 2007. The amount for Mr. Haigler represents cash severance payments of $30,000 and $4,500 for consulting services provided to us after his resignation date.
(5)	Prior to February 7, 2006, Messrs. Mitchell Koulouris, Brown and Peter Koulouris were also employed and paid by Digital Musicworks International, Inc. and Mr. Rees was also employed by Rio Bravo Entertainment LLC, which we acquired concurrently with the closing of our IPO. Mr. Haigler received compensation from us during the period from the closing of our IPO on February 7, 2006 through March 31, 2006. Ms. Davis’ employment with us commenced on March 22, 2006.
(6)	Mr. Haigler resigned effective April 1, 2006, Mr. Rees resigned effective December 31, 2006 and Mr. Brown resigned effective March 31, 2007.
(7)	In connection with Mr. Peter Koulouris’ resignation effective August 6, 2006, we agreed to pay him a discretionary bonus based on amounts he was eligible to earn under the Digital Music Group, Inc. Management Incentive Bonus Plan for the Year Ending December 31, 2006.

Grants of Plan-Based Awards Table

The following table sets forth information concerning individual grants of equity and non-equity plan-based awards made to any of our named executive officers for the year ended December 31, 2006.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Mitchell Koulouris	—	—	—	10,000	150,000	—		—		—	—
Karen Davis			—	30,420	101,400
	03/22/06	03/16/06				15,000	(3)				145,350
	03/22/06	03/16/06						75,000	(4)	9.70	140,250
Cliff Haigler	—	—	—	—	—	—		—		—	—
Anders Brown	—	—	—	—	130,000	—		—		—	—
Peter Koulouris	—	—	—	—	90,000	—		—		—	—
Richard Rees	—	—	—	—	90,000	—		—		—	—

(1)	Cash awards under the Digital Music Group, Inc. Management Incentive Bonus Plan for the Year Ending December 31, 2006 (the “Bonus Plan”) are based on a specified percentage of each executive’s base salary, pro-rated for the amount of time each executive is employed by us in the year before payment is made. The Bonus Plan does not have a threshold amount. Bonus Plan awards are earned up to a maximum specified percentage of each executive’s base salary if certain performance targets are met and no awards are earned if the performance targets are not met. For 2006, the Bonus Plan performance targets were based on (i) capital deployed for content acquisitions; (ii) our Company’s financial results; and (iii) discretionary factors based on an assessment of certain qualitative factors surrounding each executive’s performance. Amounts shown in the “Target” column reflect the actual awards to be paid to the named executives under the Bonus Plan and are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Represents the total grant date fair value of stock and option awards as calculated in accordance with SFAS No. 123R. For additional information, refer to Notes 2, 11 and 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 30, 2007.
(3)	On March 22, 2006, Ms. Davis was awarded 15,000 restricted shares of our common stock. The restrictions on these shares lapsed with respect to 5,000 shares on September 22, 2006. The restrictions will lapse with respect to 5,000 shares on March 22, 2007 and March 22, 2008, respectively, so long as Ms. Davis remains in our employ. All restrictions will lapse upon a change of control, as described below in “Employment Agreements and Post-termination Payments”.
(4)	On March 22, 2006, Ms. Davis was granted options to purchase our common stock at an exercise price equal to the fair market value of the common stock on the date of grant (the closing market price on date of the grant). The stock options vest as to 25% on the one year anniversary of the date of grant and 1/48th per month thereafter for the next 36 months. Vesting will accelerate upon a change of control, as described below in “Employment Agreements and Post-termination Payments”.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on all outstanding equity awards held by our named executive officers at December 31, 2006.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Mitchell Koulouris	—	—				66,664	(2)	317,321
Karen Davis	—	75,000	(3)	9.70	03/22/13	10,000	(4)	47,600
Cliff Haigler	—	—				—		—
Anders Brown	—	—				66,664	(2)	317,321
Peter Koulouris	—	—				—		—
Richard Rees	—	—				—		—

(1)	The market value of the shares set forth in this column was determined based on the closing price of our common stock on December 29, 2006 (the last trading day of 2006), which was $4.76.
(2)	On August 26, 2005, Messrs. Mitchell Koulouris, Brown and Peter Koulouris each acquired 200,000 restricted shares of our common stock in connection with their employment arrangements. The restrictions on these shares lapse monthly over 24 months following the date of grant so long as the executives remain in our employ. Mr. Peter Koulouris resigned his employment effective August 6, 2006 and the restrictions on his shares lapsed under the terms of his separation agreement. Mr. Brown resigned his employment effective March 31, 2007, and the restrictions on his remaining unvested shares lapsed as of that date.
(3)	Ms. Davis’ stock options vest as to 25% on March 22, 2007 and 1/48th per month thereafter for the next 36 months. Vesting will accelerate on a change of control as described below in “Employment Agreements and Post-termination Payments”.
(4)	The restrictions on Ms. Davis’ restricted shares will lapse with respect to 5,000 share on each of March 22, 2007 and March 22, 2008, so long as Ms. Davis remains in our employ. All restrictions will lapse upon a change of control, as described below in “Employment Agreements and Post-termination Payments”.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises and restricted stock vesting during the year ended December 31, 2006 for our named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mitchell Koulouris	—	—	99,996	683,223
Karen Davis	—	—	5,000	29,000
Cliff Haigler	—	—	—	—
Anders Brown	—	—	99,996	683,223
Peter Koulouris	—	—	166,664	1,094,982
Richard Rees	—	—	—	—

(1)	The value realized on vesting of restricted stock was determined based on multiplying the number of shares of restricted stock vesting by the closing price of our common stock on the day of vesting.

Employment Agreements and Post-Termination Payments

We have entered into employment agreements with our current executive officers, including Messrs. Mitchell Koulouris and Roy and Ms. Davis. Each agreement has a term of two years, unless earlier terminated by us without cause upon 30 days written notice or upon written notice for cause, subject to a 60-day notice period where such cause is curable by the executive. In addition, each executive may terminate the agreement upon written notice for good reason or no reason, as defined in the agreements. All agreements provide that if the executive’s employment is terminated for cause by us or voluntarily by the executive, such executive will be entitled to receive compensation and benefits through the date of termination in accordance with the terms of our benefit plans. In addition, all agreements provide that if the agreement is terminated by us without cause or by the executive for good reason, the executive will be entitled to receive compensation and benefits for a period of 12 months following the date of termination. Each of these executives and each of our other employees have entered into at-will employment, confidential information, invention assignment and arbitration agreements that prohibit such individuals from disclosing our confidential information and trade secrets, assigns all intellectual property developed by them in the course of employment to us and prohibits these individuals from soliciting our employees for a period of one year following termination of employment. Each agreement provides for employment on an at-will basis that allows either party to terminate the employment relationship at any time without reason and without notice.

As part of our employment arrangement with Mr. Mitchell Koulouris, he was sold and issued 200,000 restricted shares of our common stock in August 2005. The shares sold to Mr. Mitchell Koulouris are subject to a repurchase option at the original purchase price that lapses monthly over 24 months following the date of grant so long he remains in our employ. If Mr. Mitchell Koulouris is terminated involuntarily other than for cause, or quits for good reason, as such terms are defined in his employment agreement, his remaining unvested shares will be released from the repurchase option. Upon a change of control, as defined in the Digital Music Group, Inc. Amended and Restated 2005 Stock Plan, all unvested stock options granted to Ms. Davis in 2006 would become fully vested and exercisable and all restrictions underlying shares of restricted stock awarded to Ms. Davis in 2006 would lapse.

The table below estimates the potential payments to Messrs. Mitchell Koulouris and Roy and Ms. Davis upon the occurrence of either the termination of employment by them for good reason, or the termination of their employment by us without cause, as such terms are used in the employment agreements described above. No executive is entitled to termination payments and benefits in connection with an executive’s voluntary termination or a termination by us for cause. The amounts below assume the applicable termination event took place on December 31, 2006, and that the price per share of our common stock was $4.76 (the closing price per share of our stock on December 29, 2006, the last trading day of 2006). The actual amounts to be paid can only be determined at the time of each executive’s termination of employment.

Benefits and Payments Upon Termination	Mitchell Koulouris	Tuhin Roy	Karen Davis
Cash Severance Payments (1)	$150,000	$130,000	$130,000
Non-Equity Incentive Compensation (2)	150,000	130,000	130,000
Continuation of Insurance Benefits (3)	5,105	2,813	6,761
Accelerated Lapse of Restrictions on Restricted Stock (4)	317,321	—	47,600
Accelerated Vesting of Stock Options (5)	—	—	—

Total	$622,426	$262,813	$314,361

(1)	Severance payments are based on the executive’s 2006 base salary rate, payable as salary continuation for 12 months.
(2)	Assumes the payment made under the Non-Equity Incentive Compensation Plan are paid at the maximum rate, assuming each executive participated in the plan for a full year.
(3)	Represents the cost of the continuation of the executives’ current insurance coverage, including coverage for the executive’s family, if applicable, for 12 months.
(4)	Assumes restrictions lapse on the executive’s unvested restricted stock as of December 31, 2006.
(5)	As of December 31, 2006, Ms. Davis held an option to purchase 75,000 shares of our common stock, none of which were vested. All of the shares subject to Ms. Davis’ option vest upon a change of control or death. As of December 31, 2006, the option exercise price was greater than the price per share of our common stock. Thus, we have assumed that Ms. Davis would not have exercised her option.

During 2006, certain of our named executive officers resigned their positions, triggering termination payments and benefits under the terms of their employment agreements. The table below summarizes the amounts paid or accrued for termination obligations to the named executive officers in 2006. The amounts shown as Cash Severance Payments, Bonus Payment and Continuation of Insurance Benefits are included in the “All Other Compensation” column in the “Summary Compensation Table” in this Proxy Statement.

Benefits and Payments Upon Termination	Cliff Haigler	Peter Koulouris	Richard Rees (1)	Anders Brown
Cash Severance Payments (2)	$30,000	$60,000	$—	$65,000
Bonus Payment (3)	—	43,500	—	—
Continuation of Insurance Benefits (4)	—	9,060	—	4,600
Accelerated Lapse of Restrictions on Restricted Stock (5)	—	635,917	—	209,992

Total	$30,000	$748,477	$—	$279,592

(1)	Mr. Rees’ resignation as our Vice President of Business Development on December 31, 2006 was a voluntary resignation and thus, no termination payments and benefits were paid to him.
(2)	Represents cash severance payments to the named executive officers under the terms of their employment agreements. The amount for Mr. Haigler represents approximately three month’s salary. The amount for Mr. Peter Koulouris represents six months of his base salary and includes $47,692 paid to him from August 6, 2006, the effective date of his resignation, through December 31, 2006, and an accrual of $12,308 for cash severance payments from January 1, 2007 through February 6, 2007. The amount for Mr. Brown represents an accrual for six months of his base salary to be paid commencing with his resignation effective March 31, 2007 through September 30, 2007.
(3)	Represents a disretionary bonus paid to Mr. Peter Koulouris on January 2, 2007 based on amounts he was eligible to earn under our management incentive compensation plan.
(4)	Represents the cost of continued insurance benefits for the executive and his immediate family for six months. The amount for Mr. Peter Koulouris includes $6,516 paid for coverage for the period from August 6, 2007 to December 31, 2006, plus an accrual of $2,544 for the cost of continuation coverage for the period from January 1, 2007 through February 6, 2007. The amount for Mr. Brown represents an accrual of $4,600 for continuation coverage commencing with his resignation effective March 31, 2007 through September 30, 2007. Mr. Haigler was eligible, but declined insurance coverage through our Company.
(5)	The amount for Mr. Peter Koulouris represents 108,333 shares of his unvested restricted stock that were subject to accelerated vesting as a result of his resignation, at $5.87 per share (the closing price of our common stock on August 6, 2006, the effective date of his resignation). The amount for Mr. Brown represents the 41,665 shares of his unvested restricted stock that were subject to accelerated vesting as a result of his resignation on March 31, 2007 at $5.04 (the closing price of our common stock on March 30, 2007, the last trading day prior to his resignation).

In connection with the acquisition of DMI and the membership interests of Digital Rights Agency, LLC (“DRA”), we entered into non-competition and non-solicitation agreements with Messrs. Mitchell and Peter Koulouris, Brown and Roy that prohibit any of them from competing with us anywhere in the United States or soliciting our employees for a period of three years following the completion of the acquisition of DMI in February 2006 in the case of Messrs. Mitchell and Peter Koulouris and Brown, and for a period of three years following the acquisition of DRA in September 2006 in the case of Mr. Roy.

Equity Compensation Plan Information

The following table provides certain information with respect to the Company’s equity compensation plan in effect as of December 31, 2006. The number of shares available for grant increased by 400,000 on January 1, 2007, pursuant to the terms of our Amended and Restated 2005 Stock Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	366,500	$8.28	818,500
Equity compensation plans not approved by security holders	—	—	—

Total	366,500	$8.28	818,500

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. To our knowledge, based solely upon our review of such forms and certain written representations from such reporting persons, we believe that in 2006 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements, except that Mr. Trier inadvertently filed one Form 4 involving stock options automatically granted on June 6, 2006, one day late.

CERTAIN TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their performance of services on our behalf.

TRANSACTIONS WITH RELATED PERSONS

It is the responsibility of our Audit Committee to review and approve all material related person transactions pursuant to its Charter. Management is required to present to the Audit Committee at its regular quarterly meetings, related person transactions, including discussion of the business rationale for the transaction, fairness of the terms to our Company and the appropriateness and completeness of any required disclosures. There were no related person transactions that are required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K for the year ended December 31, 2006.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of stockholders that are intended for inclusion in our proxy statement relating to the 2008 Annual Meeting of Stockholders of our Company must be received by us at our offices at 2151 River Plaza Drive, Suite 200, Sacramento, California 95833, Attention: Corporate Secretary, not later than 120 days prior to June 5, 2008 and must satisfy the conditions established by the SEC for stockholder proposals in order to be included in our proxy statement for that meeting. Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “TRANSACTION OF OTHER BUSINESS.”

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under our Bylaws, as amended, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by us, not later than 120 days prior to the next annual meeting of stockholders (under the assumption that the next annual meeting of stockholders will occur on the same calendar day as the day of the most recent annual meeting of stockholders). The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the annual meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

By Order of the Board of Directors,

Karen B. Davis
Corporate Secretary

Sacramento, California

April 27, 2007

PROXY	DIGITAL MUSIC GROUP, INC.	PROXY

2151 River Plaza Drive, Suite 200

Sacramento, California 95833

2007 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Digital Music Group, Inc., a Delaware corporation does (do) hereby constitute and appoint Mitchell Koulouris and Karen Davis, and each of them, the true and lawful attorneys-in-fact of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of said corporation, to be held at the Holiday Inn Capital Plaza, 300 J Street, Sacramento, California 95814, on June 5, 2007 at 10:00 a.m., local time, and at any continuation or adjournment thereof, and to vote all the shares of Digital Music Group, Inc. standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 27, 2007, and a copy of the Company’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of the Company, gives notice of such revocation.

This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder. WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR THE NOMINEE SET FORTH BELOW, FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse)

DIGITAL MUSIC GROUP, INC.

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY:        ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.	Election of Directors. DAVID ALTSCHUL ROGER BISCAY	For ☐	Withheld ☐	2.	The ratification of the appointment of Digital Music Group, Inc.’s independent registered public accountant for the fiscal year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐
	PETER CSATHY TERRY HATCHETT JOHN KILCULLEN MITCHELL KOULOURIS TUHIN ROY CLAYTON TRIER			3.	With discretionary authority, upon such other matters as may properly come before the meeting.
					Dated:	________________,		2007

				Signature
	THE STOCKHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY STRIKING OUT THE INDIVIDUAL’S NAME ABOVE.
				Signature if held jointly
				Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù        FOLD AND DETACH HERE        Ù

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.